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                                                              Exhibit 23.02

Consent of KPMG LLP, Independent Accountants, and Report on Financial Statement
                                 Schedule

The Board of Directors
Keynote Systems, Inc.:

The audits referred to in our report dated October 25, 1999, included the related financial statement schedule as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, included elsewhere in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

February 15, 2000